Exhibit 99.1

Golden Enterprises Announces Quarterly and Annual Results

BIRMINGHAM, Ala., July 14, 2016 /PRNewswire/ -- Golden Enterprises, Inc.'s Board of Directors today declared a quarterly dividend of $.03375 per share payable August 3, 2016 to stockholders of record on July 25, 2016.

Golden Enterprises, Inc.'s basic and diluted income per share for the thirteen weeks ended June 3, 2016 was $.08 compared to $.06 for the thirteen weeks ended May 29, 2015. Net sales increased 3% for the fourth quarter and were $34,953,775 compared to $34,048,700 for the same period last year.

For the 53 weeks ended June 3, 2016, basic and diluted income per share was $.28 per share compared to $.15 per share in the 52 weeks ended May 29, 2015. Increased income per share of $.13 this year was achieved through improvements in manufacturing margins, increase in operating income of $1.7 million and reductions in interest expense.

Fiscal year 2016 was a year of strategic growth with increased net sales and reduced commodity prices, which is reflected in the increase of $1.4 million in net income. Your Company is positioned to achieve our mission "Consistently satisfy the expectations of our consumers, customers, employees, & stockholders by producing & selling quality snacks."

The following is a summary of net sales and income information for the thirteen and fifty-three weeks ended June 3, 2016 and the thirteen and fifty-two weeks ended May 29, 2015.

	Three Months Ended		Twelve Months Ended

	Thirteen Weeks Ended		53 Weeks Ended	52 Weeks Ended
	June 3, 2016	May 29, 2015	June 3, 2016	May 29, 2015

Net Sales	$ 34,953,775	$ 34,048,700	$135,870,580	$131,724,721

Income before income taxes	1,059,556	1,090,834	4,694,077	3,066,430
Income taxes	98,357	397,469	1,509,274	1,292,589
Net income	961,199	693,365	3,184,803	1,773,841

Basic and diluted income per share	$ 0.08	$ 0.06	$ 0.28	$ 0.15

Basic weighted shares
outstanding	11,291,757	11,291,757	11,291,757	11,552,164

Diluted weighted shares
outstanding	11,348,626	11,291,757	11,307,497	11,552,164

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those forward-looking statements.  Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.

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CONTACT: Patty Townsend, 205-458-7132